Exhibit 99.1

Press Release

AVIS BUDGET GROUP PRICES OFFERING

OF $300 MILLION OF 3.50% CONVERTIBLE SENIOR NOTES

PARSIPPANY, N.J., October 7, 2009 – Avis Budget Group, Inc. (NYSE: CAR) today announced the pricing of its offering of $300 million aggregate principal amount of 3.50% convertible senior notes due 2014. The notes were offered and sold solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering is expected to close on October 13, 2009. Avis Budget has also granted the initial purchasers of the notes the right to purchase up to an additional $45 million aggregate principal amount of notes solely to cover over-allotments.

The initial conversion rate for the notes is 61.5385 shares of common stock per $1,000 principal amount of the notes, which is equal to an initial conversion price of approximately $16.25 per share, representing a 30% conversion premium above today’s closing price of Avis Budget’s common stock of $12.50 per share. The notes mature October 1, 2014. Avis Budget will settle any conversion of the notes through the delivery of shares of its common stock.

Avis Budget intends to simultaneously enter into a warrant transaction and to purchase a convertible note hedge. The Company intends to use approximately 10% of the net proceeds from the offering to pay the cost of the convertible note hedge (after such cost is partially offset by the proceeds from the warrant transaction) and to use the balance for general corporate purposes, including the repayment of debt. The effect of the convertible note hedge and warrant transaction, or “call spread”, will be to increase the effective conversion premium of the notes from the Company’s perspective to 80% above today’s closing price of Avis Budget’s common stock. Avis Budget has been advised by the counterparties to the call spread that they intend to hedge their exposure under the call spread by entering into various derivative transactions concurrently with pricing of the offering, which may have an effect on the market price of Avis Budget’s common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes, the shares of common stock underlying such notes, the convertible note hedge transactions and the warrants have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Avis Budget will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. Avis Budget does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 24,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contact	Investor Contact
John Barrows	David Crowther
(973) 496-7865	(973) 496-7277